Exhibit 4.1

AMENDMENT No. 1

to the

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Rights Agreement dated as of September 21, 2004, between The Williams Companies, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (formerly known as Equiserve Trust Company, N.A., “Computershare”) (the “Rights Agreement”), is entered into by and among the Company, Computershare, and UMB Bank, n.a., a national banking association (“UMB”), this 18th day of May, 2007.

WHEREAS, on September 21, 2004, the Company and Computershare entered into the Rights Agreement, pursuant to which Computershare has heretofore acted as the transfer agent and Rights Agent of the Company;

WHEREAS, Section 21 of the Rights Agreement provides that if the transfer agency relationship between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination and the Company shall appoint a successor; and

WHEREAS, effective February 1, 2007, the Company desires to retain UMB as its transfer agent and therefore its Rights Agent pursuant to the Rights Agreement:

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Termination and Appointment. In accordance with Section 21 of the Rights Agreement, effective February 1, 2007, Computershare will cease to be the Rights Agent of the Company. The Company appoints UMB as the successor Rights Agent of the Company as of February 1, 2007, and UMB agrees to assume such role and its attending responsibilities in accordance with the terms of the Rights Agreement as of such date.

2. Representations and Warranties. UMB represents and warrants to the Company that it (i) is a national banking association organized and doing business under the laws of the United States in good standing; (ii) is authorized to exercise stock transfer or corporate trust power and is subject to supervision or examination by federal or state authority; and (iii) has a combined capital and surplus of over $100,000,000.

3. Amendment of Rights Agreement.

(a) The Rights Agreement is hereby amended to replace all references to Equiserve Trust Company, N.A. in the Rights Agreement and any exhibits or appendices thereto with references to UMB. For purposes of the notice provision set forth in Section 25 of the Rights Agreement, the address for UMB is UMB Bank, n.a., Corporate Trust Division, 2401 Grand Blvd., Suite 200, Kansas City, MO 64108.

(b) Section 21 of the Rights Agreement is hereby amended to replace the following paragraph:

“Any successor Rights Agent, where appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which, at the time of its appointment as Rights Agent, has, or is an affiliate of a corporation which has, a combined capital and surplus of at least $100,000,000.”

with this amended paragraph:

“Any successor Rights Agent, where appointed by the Company or by such a court, shall be a corporation or a national association organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation or national association is authorized to do business as a banking institution in the State of New York), in good standing, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which, at the time of its appointment as Rights Agent, has, or is an affiliate of a corporation or national association which has, a combined capital and surplus of at least $100,000,000.”

4. References. The term “Agreement” as used in the Rights Agreement is deemed to refer to the Rights Agreement as amended hereby.

5. No Other Amendments. It is expressly understood and agreed that, except as specifically provided herein, the terms, conditions, and provisions contained in the Rights Agreement will remain in full force and effect without further change or modification.

6. Capitalized Terms. Capitalized terms used herein but not defined have the meaning set forth in the Agreement.

7. Governing Law. This Amendment is governed by the laws of the State of Delaware.

8. Effective Time. This Amendment is effective as of 12:01 am on February 1, 2007.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

The Williams Companies, Inc.

/s/ James J. Bender

By: James J. Bender Title: Sr. VP and General Counsel

UMB Bank, n.a. /s/ Nancy L. Hoffman

By: Nancy L. Hoffman Title: Senior Vice President

Computershare Trust Company, N.A. /s/ Dennis V. Moccia

By: Dennis V. Moccia Title: Managing Director